CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Maximum offering price per security	Maximum aggregate offering price(1)	Amount of registration fee(2)
Common stock, par value $0.01 per share	5,333,343	$34.50	$184,000,334	$21,325.64

(1)
Assumes that the underwriters exercise their option to purchase 695,653 additional shares

(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-207429
Prospectus Supplement
To the Prospectus dated October 15, 2015
4,637,690 Shares
Common Stock

We are offering 4,637,690 shares of our common stock, $0.01 par value.
Our common stock is listed on the New York Stock Exchange under the symbol “BHLB.” The last reported sale price of our common stock on the New York Stock Exchange on May 19, 2017 was $35.55 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and in the documents we file with the Securities and Exchange Commission, or the “SEC.”
	Price to Public	Underwriting Discount and Commissions(1)	Proceeds to Berkshire Hills Bancorp, Inc.
Per Share	$34.50	$1.38	$33.12
Total	$160,000,305.00	$6,400,012.20	$153,600,292.80

(1)
See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted to the underwriters the right to purchase up to an additional 695,653 shares. The underwriters can exercise this right at any time within 30 days after this offering.
These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
Delivery of the shares will be made in book-entry form, through the facilities of The Depository Trust Company, against payment on or about May 25, 2017.
Sole Active Book-Running Manager	Passive Book-Running Manager
Sandler O’Neill + Partners, L.P.	Piper Jaffray
The date of this prospectus supplement is May 22, 2017.

PROSPECTUS SUPPLEMENT
PROSPECTUS
i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of shares of our common stock. The second part, the accompanying prospectus dated October 15, 2015, which is part of our Registration Statement on Form S-3, gives more general information, some of which does not apply to this offering.
This prospectus supplement and the information incorporated by reference in this prospectus supplement may add, update or change information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the information contained in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.
It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus and “Incorporation by Reference” in this prospectus supplement.
You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. See “Underwriting.” The information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or other offering material is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities.
The distribution of this prospectus supplement and the accompanying prospectus and the offering of shares of our common stock in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe to or purchase any shares of our common stock, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information about us and this offering and does not contain all of the information that may be important to you in deciding whether to invest in shares of our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, and the other documents incorporated by reference herein, including financial data and related notes, for a more complete understanding of Berkshire Hills Bancorp, Inc. and this offering. Unless the context specifies or clearly indicates otherwise, the terms “Berkshire Hills Bancorp,” “the Company,” “we,” “us” and “our” or similar terms refer to Berkshire Hills Bancorp, Inc. and its consolidated subsidiaries prior to the acquisition of Commerce Bancshares Corp., or “Commerce.”
Our Company
Berkshire Hills Bancorp, Inc. is a Delaware corporation headquartered in Pittsfield, Massachusetts and the holding company for Berkshire Bank and Berkshire Insurance Group, Inc. Berkshire Hills Bancorp is regulated by the Federal Reserve. Established in 1846, Berkshire Bank operates as a commercial bank under a Massachusetts trust company charter. Berkshire Bank operates under the brand America’s Most Exciting Bank®. Berkshire Bank is regulated by the Massachusetts Division of Banks and the Federal Deposit Insurance Corporation.
We are a regional financial services company that seeks to distinguish itself over the long term based on the following attributes:
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Strong growth from organic, de novo, product and acquisition strategies;

•
Solid capital, core funding and risk management culture;

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Experienced executive team focused on earnings and shareholder value;

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Distinctive brand and culture as America’s Most Exciting Bank®;

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Diversified integrated financial service revenues; and

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Positioned to be regional consolidator in attractive markets.

Shown below is a profile of the Company at March 31, 2017:
Corporate Information
Our principal executive offices are located at 24 North Street, Pittsfield, Massachusetts 01201, and our telephone number is (413) 236-3149. Our website address is http://www.berkshirebank.com. The information on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement.

Entry into an Agreement and Plan of Merger with Commerce
Terms of the Merger.   On May 22, 2017, we entered into an Agreement and Plan of Merger with Commerce Bancshares Corp., which provides that Commerce will merge with and into the Company, with the Company as the surviving corporation in the merger. Immediately following the merger, Commerce’s wholly-owned subsidiary, Commerce Bank & Trust Company, or “Commerce Bank,” will merge with and into Berkshire Bank. Berkshire Bank will be the surviving bank in the bank merger.
Subject to the terms and conditions of the merger agreement, upon the closing of the merger, Commerce shareholders will have the right to receive 0.93 shares of our common stock for each share of common stock, par value $0.01 per share, of Commerce, for an aggregate transaction value of  $209.0 million, based on the closing price of the Company common stock of  $35.55 on May 19, 2017. At the closing of the merger, each outstanding phantom stock award granted by Commerce will fully vest and be converted automatically into the right to receive cash based upon the value of Commerce common stock in the merger. The aggregate payments under the phantom stock awards will be approximately $12.7 million. To the extent any shareholder of Commerce and his or her affiliates would own in excess of 9.9% of our outstanding common stock at the closing of the merger, the merger agreement provides that we will issue 0.465 shares of Company non-voting preferred stock for every share of our common stock in excess of 9.9% that we otherwise would have issued.
The merger is subject to customary closing conditions and, pending receipt of the necessary shareholder and regulatory approvals, is currently expected to be completed in the first quarter of 2018. The holder of a majority of the shares of Commerce common stock has agreed to vote in favor of the merger. The merger agreement provides certain termination rights for both the Company and Commerce and further provides that a termination fee will be payable by either the Company or Commerce, as applicable, upon termination of the merger agreement under certain circumstances.
Under the terms of the merger agreement, upon the completion of the merger, two current directors of Commerce will become directors of the Company.
Information about Commerce.   Commerce, which is headquartered in Worcester, Massachusetts, is the holding company for Commerce Bank & Trust Company. At March 31, 2017, Commerce’s balance sheet was comprised of total gross assets of  $2.22 billion, total gross loans of  $1.46 billion, total deposits of  $2.01 billion (18% of which are non-interest bearing) and shareholders’ equity of  $162.7 million. Commerce’s balance sheet was asset sensitive as of March 31, 2017.
At March 31, 2017, Commerce’s allowance for loan losses totaled $16.0 million, which represented 1.10% of total gross loans. At that date, non-performing assets were $22.2 million, which represented 1.00% of total assets (excluding restructured loans and leases).
Commerce reported the following capital ratios at March 31, 2017:
Tier 1 leverage ratio	7.40%
Tier 1 risk-based capital ratio	9.46%
Total risk-based capital ratio	11.82%
Common equity Tier 1 capital ratio	9.46%
Tangible common equity to tangible assets(1)	6.85%

(1)
The ratio of tangible common equity to tangible assets was calculated by dividing Commerce’s tangible common equity, which consists of total shareholders’ equity minus intangible assets of  $11.3 million, by its tangible assets, which consist of total assets minus intangible assets of  $11.3 million.

Commerce also reported the following earnings and asset quality metrics for the periods specified:
	For the Three Months Ended March 31, 2017	For the Year Ended December 31, 2016
	(dollars in millions)
Net Income	$4.8	$12.5
Return on Average Assets	0.94%	0.66%
Net Interest Margin	2.87%	2.96%
Efficiency Ratio	57.77%	57.97%
Net Charge-Offs to Average Loans	0.22%	0.10%
Commerce Bank provides its retail and business customers and the local communities it serves with financial products and services through 16 branches, 13 of which are located in central Massachusetts and three of which are located in Eastern Massachusetts, including two locations in Boston.

THE OFFERING
Issuer
Berkshire Hills Bancorp, Inc.
Common Stock Offered by Berkshire Hills Bancorp, Inc.
4,637,690 shares.
Common Stock to be Outstanding After this Offering
40,426,952 shares.(1)
Option to Purchase Additional Shares
The underwriters have an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 695,653 shares of our common stock at the public offering price, less the underwriting discount and commissions.
Use of Proceeds
The net proceeds from the sale of our common stock in this offering will be approximately $152.9 million (or approximately $176.0 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discount and commissions and our other estimated offering expenses totaling approximately $680,000. We intend to use the net proceeds for general corporate purposes, including the payment of dividends, share repurchases and to fund potential strategic acquisitions. Other than the acquisition of Commerce, we currently have no definitive agreements or arrangements regarding any future acquisitions.
Risk Factors
See “Risk Factors” herein and incorporated by reference in this prospectus supplement for a discussion of risks and uncertainties involved in an investment in shares of our common stock.
Market and Trading Symbol for the Common Stock
Our common stock is listed and traded on the New York Stock Exchange under the symbol “BHLB.” We will apply to list the common stock offered by this prospectus supplement on the New York Stock Exchange.

(1)
The number of shares of common stock outstanding after this offering is based on 35,789,262 shares of common stock outstanding as of May 22, 2017 and the issuance of shares of common stock in this offering, assuming no exercise of the underwriters’ option to purchase additional shares, and excludes 942,867 shares of our common stock held in treasury; 91,822 shares of our common stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of our common stock granted under our stock plans; and 468,815 shares of our common stock reserved for issuance pursuant to future grants under our stock plans.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus, and the other documents we incorporate by reference in this prospectus supplement and in the accompanying prospectus, may include forward-looking statements, including forward-looking statements regarding our prospective performance and strategies, within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, or to the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”
Forward-looking statements, which are based on certain assumptions, and describe our future plans, strategies, and expectations, are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or other similar expressions. Although we believe that our plans, intentions and expectations as reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or realized. Our ability to predict results or the actual effects of our plans and strategies are inherently uncertain. Accordingly, actual results, performance or achievements could differ materially from those contemplated, expressed or implied, by the forward-looking statements contained in this prospectus supplement and the accompanying prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under the heading “Risk Factors,” beginning on page S-8 of this prospectus supplement, under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, and in our other reports filed with the SEC. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to:
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general economic conditions, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses including the New England, New York and Mid-Atlantic regions;

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conditions in the securities markets and real estate markets or the banking industry;

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changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio;

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changes in interest rates, which may affect our net income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities;

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changes in the quality or composition of our loan or securities portfolios;

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changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases;

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our use of derivatives to mitigate our interest rate exposure;

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changes in competitive pressures among financial institutions or from non-financial institutions;

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changes in deposit flows and wholesale borrowing facilities;

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changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve;

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our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers;

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our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we may acquire, including from Commerce, into our operations and our ability to realize related revenue synergies and cost savings within expected time frames;

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risks relating to unanticipated costs of integration of Commerce;

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our ability to successfully implement the additional regulatory provisions incurred as a result of surpassing the $10 billion threshold in assets, which will occur as a result of our acquisition of Commerce;

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potential exposure to unknown or contingent liabilities of companies we have acquired or target for acquisition, including Commerce;

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failure to obtain applicable regulatory or shareholder approvals for the proposed merger with Commerce in a timely manner or otherwise;

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failure to satisfy other closing conditions to the proposed merger with Commerce;

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the potential impact of announcement or consummation of the proposed merger with Commerce on relationships with third parties, including customers, employees and competitors;

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ability to hire and retain key personnel;

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ability to attract new customers and retain existing customers in the manner anticipated;

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changes in our customer base or in the financial or operating performances of our customers’ businesses;

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any interruption in customer service due to circumstances beyond our control;

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the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future;

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environmental conditions that exist or may exist on properties we own, lease or mortgage;

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any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

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operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;

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changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act,” and other changes pertaining to banking, securities, taxation, financial accounting and reporting, environmental protection, and insurance, and the ability to comply with such changes in a timely manner;

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changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System, or the “Federal Reserve”;

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changes in accounting principles, policies, practices, or guidelines;

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changes in our estimates of future reserves based upon the periodic review thereof under relevant regulatory and accounting requirements;

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changes in regulatory expectations relating to predictive models we use in connection with stress testing and other forecasting or in the assumptions on which such modeling and forecasting are predicated;

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changes in our credit ratings or in our ability to access the capital markets;

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natural disasters, war or terrorist activities; and

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other economic, competitive, governmental, regulatory, technological, and geopolitical factors affecting our operations, pricing, and services.

The timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.
In addition, we routinely evaluate opportunities to expand through acquisitions and frequently conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash or our debt or equity securities may occur.
You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus supplement. We do not assume any obligation to revise or update forward-looking statements except as may be required by law.

RISK FACTORS
An investment in our common stock is subject to various risks and uncertainties that are inherent in our business. In addition to general investment risks and the other information contained in or incorporated by reference into this prospectus supplement, including the matters addressed under the section “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before making an investment decision. You should also consider the other information in this prospectus supplement and the other documents incorporated by reference into this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2016. See “Incorporation By Reference.” Additional risks that are not currently known to us, or that we currently believe to be immaterial, may also have a material effect on our financial condition and results of operations.
Risks Related to the Proposed Merger
The market price of shares of our common stock after the merger may be affected by factors different from those affecting the shares currently.
The Company’s business differs in important respects from that of Commerce, and, accordingly, the results of operations of the combined company and the market price of Company common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of the Company and Commerce.
The success of the Commerce merger will depend on a number of uncertain factors, including the ability to successfully integrate the two companies.
Berkshire Bank and Commerce have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on the Company’s ability to successfully combine and integrate the businesses of Berkshire Bank and Commerce in a manner that permits growth opportunities and does not materially disrupt the existing customer relations or result in decreased revenues due to loss of customers.
The success of the merger will depend on a number of factors, including, without limitation:
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our ability to integrate the operations, employees and branches we acquire from Commerce Bank in the merger into Berkshire Bank’s current operations;

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our ability to limit the outflow of deposits held by our new customers and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the merger;

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our ability to realize our expected cost savings in the merger and to control the incremental non-interest expense from Commerce in a manner that enables us to maintain a favorable overall efficiency ratio;

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our ability to retain and attract the appropriate personnel; and

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our ability to earn acceptable levels of interest and non-interest income, including fee income.

Integrating Commerce will be an operation of substantial size and expense, and may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert our management’s attention and resources. No assurance can be given that we will be able to successfully integrate. Also, the integration process could result in the loss of key employees, the disruption of ongoing business, or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees and we may not be able to achieve the anticipated benefits of the merger. We may also encounter unexpected difficulties or costs during the integration that could adversely affect our earnings and financial condition, perhaps materially. Additionally, no assurance can be given that the merger and/or the integration will not adversely affect our existing profitability, that we will be able to achieve results in the future similar to those achieved by our existing business, or that we will be able to manage any growth resulting from the merger effectively.

The ultimate success of the merger may depend on certain of our preliminary estimates of the fair value of Commerce assets acquired (including the taxi medallion loan portfolio we are acquiring) and liabilities assumed and the resulting goodwill recognized. However, the final acquisition accounting adjustments or actual results may differ from our initial estimates, which may have a material impact on our financial condition, asset quality or results of operation.
We will become subject to additional regulatory requirements if our total assets exceed $10 billion, which could have an adverse effect on our financial condition or results of operations.
Various federal banking laws and regulations, including rules adopted by the Federal Reserve pursuant to the requirements of the Dodd-Frank Act, impose heightened requirements on certain large banks and bank holding companies. Most of these rules apply primarily to bank holding companies with at least $50 billion in total consolidated assets, but certain rules also apply to banks and bank holding companies with at least $10 billion in total consolidated assets.
Following the fourth consecutive quarter (and any applicable phase-in period) where our or Berkshire Bank’s total average consolidated assets equal or exceed $10 billion, we or Berkshire Bank, as applicable, will be subject to the following Dodd-Frank Act provisions, among others:
•
The Dodd-Frank Act created the Consumer Financial Protection Bureau, or the “CFPB,” which has broad powers to supervise and enforce consumer protection laws. The CFPB has broad rule-making authority for a wide range of consumer protection laws that apply to all banks, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Currently, the Federal Deposit Insurance Corporation, or the “FDIC,” and the Massachusetts Division of Banks examine Berkshire Bank for compliance with consumer protection laws. However, the CFPB has examination and enforcement authority over all banks with more than $10 billion in assets, and accordingly will assume examination and enforcement authority over us should we exceed $10 billion in total assets.

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The Dodd-Frank Act has limited the interchange fees for electronic debt transactions by a payment card issuer to $0.21 plus five basis points times the value of the transaction, plus up to $0.01 for fraud prevention costs. Should we equal or exceed $10 billion in total assets at the end of the applicable calendar year, our interchange revenue will be significantly lower.

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The Dodd-Frank Act established 1.35% as the minimum Deposit Insurance Fund reserve ratio and the FDIC has adopted a plan under which it will meet the statutory minimum fund reserve ratio of 1.35% by September 30, 2020. The Dodd-Frank Act requires the FDIC to offset the effect of the increase in the statutory minimum fund reserve ratio to 1.35% from the former statutory minimum of 1.15% on institutions with assets less than $10 billion. Should Berkshire Bank equal or exceed $10 billion in total assets for four consecutive quarters, we will not be entitled to benefit from the offset.

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The Dodd-Frank Act requires a publicly traded bank holding company with $10 billion or more in assets to establish and maintain a risk committee responsible for oversight of enterprise-wide risk management practices, which must be commensurate with the bank’s structure, risk profile, complexity, activities and size.

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A bank holding company with more than $10 billion in assets is required under the Dodd-Frank Act to conduct annual stress tests to determine whether the capital planning of the combined company, assessment of its capital adequacy and risk management practices adequately protect it and its affiliates in the event of an economic downturn. The results of the annual stress tests are reported to the Federal Reserve Board, and it will be required to consider the results of the company’s stress tests as part of its capital planning and risk management practices. The FDIC imposes similar annual stress testing requirements on state nonmember banks.

While we do not currently have $10 billion or more in total consolidated assets, if our announced acquisition of Commerce is completed as expected, our total consolidated assets will exceed $10 billion during the first quarter of 2018.

It is difficult to predict the overall cost of complying with the Dodd-Frank Act. Compliance with the Dodd-Frank Act requirements may necessitate that we hire additional compliance or other personnel, design and implement additional internal controls, engage external consultants or incur other significant expenses, any of which could have a material adverse effect on our business, financial condition or results of operations. Compliance with the annual stress testing requirements, part of which must be publicly disclosed, may be misinterpreted by the market generally or our customers and, as a result, may adversely affect our stock price or our ability to retain our customers or effectively compete for new business opportunities.
Termination of the merger agreement could negatively impact the Company.
If the merger agreement is terminated, there may be various consequences. For example, the Company’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of the Company’s common stock could decline to the extent that the market prices since the announcement of the merger reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Commerce or the Company may be required to pay to the other party a termination fee.
The Company will be subject to business uncertainties while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on the Company. These uncertainties may impair the Company’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with the Company to seek to change existing business relationships with the Company. Retention of certain employees by the Company may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the Company. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the Company, the Company’s business could be harmed.
If the merger is not completed, the Company will have incurred substantial expenses without realizing the expected benefits of the merger.
The Company has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, the Company would have to recognize these expenses without realizing the expected benefits of the merger.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger and the bank merger may be completed, the Company must obtain approvals from the Federal Reserve, the FDIC and Massachusetts Division of Banks. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, the regulators consider a variety of factors, including, among other matters, the effect of the acquisition on competition, our financial condition, our future prospects and the impact of the proposal on U.S. financial stability. The regulators also review current and projected capital ratios and levels, the competence, experience and integrity of management, and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including the acquiring institution’s record of compliance under the Community Reinvestment Act (the “CRA”)) and the effectiveness of the acquiring institution in combating money laundering activities. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger.

The processing time for obtaining regulatory approvals for bank mergers, particularly for larger institutions, has increased since the financial crisis. Specifically, the Dodd-Frank Act requires bank regulators to consider financial stability concerns when evaluating a proposed bank merger. The merger with Commerce may face additional scrutiny due to the fact that the surviving entity will cross $10 billion in assets as a result of the merger.
In a recent approval order, the Federal Reserve has stated that if material weaknesses are identified by examiners before a banking organization applies to engage in expansionary activity, the Federal Reserve will not in the future allow the application to remain pending while the banking organization addresses its weaknesses. The Federal Reserve explained that, in the future, if issues arise during processing of an application, a banking organization will withdraw its application pending resolution of any supervisory concerns. Accordingly, if there is an adverse development in either party’s regulatory standing we may be required to withdraw the application for approval of the proposed merger.
This prospectus supplement contains limited financial information on which to evaluate the merger.
This prospectus supplement contains limited historical financial information about Commerce and does not contain pro forma combined financial information about the Company and Commerce after giving effect to the merger. The financial condition of the combined company following the merger will impact the price of our common stock after the merger.
Holders of Company common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.
We expect to issue approximately 4.9 million shares of common stock and 500,000 shares of Series B Non-Voting Preferred Stock if the proposed merger with Commerce is completed. Consequently, our shareholders before the merger, as a group, will exercise less influence over the management and policies of the combined company than they currently may have over the management and policies of the Company.
Lawsuits that may be filed against Commerce and the Company could result in an injunction preventing the completion of the merger or a judgment resulting in the payment of damages.
Plaintiffs may file lawsuits against the Company, Commerce and/or the directors and officers of either company in connection with the merger. The outcome of any such litigation is uncertain. If the cases are not resolved, these lawsuits could prevent or delay completion of the merger and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the Company’s business, financial condition, results of operations and cash flows.
Risks Related to the Common Stock
We will issue additional shares if the Commerce merger is completed and there may be future sales or other dilution of our equity that may adversely affect the market price of our common stock.
Based on the number of shares of Commerce common stock outstanding as of May 22, 2017, we expect to issue approximately 4.9 million shares of common stock and 500,000 shares of Series B Non-Voting Preferred Stock if the proposed merger with Commerce is completed.
Except as agreed to with the underwriters in connection with this offering discussed in “Underwriting,” we are not restricted from issuing additional common stock, preferred stock and any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Any issuance of additional common stock will dilute the ownership interest of existing common shareholders. Further, the market price of our common stock could decline after this offering as a result of future offerings by us of our common stock, preferred stock or securities convertible into or exchangeable for, or that represent the right to receive, common stock, or the perception that such offers or sales could occur.

The price of our common stock may fluctuate.
The market price of our common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects, including market sentiment regarding our entry into the merger agreement with Commerce. These risks may be affected by:
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operating results that vary from the expectations of our management or of securities analysts and investors;

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developments in our business or in the financial services sector generally;

•
regulatory or legislative changes affecting our industry generally or our business and operations;

•
operating and securities price performance of companies that investors consider to be comparable to us;

•
changes in estimates or recommendations by securities analysts or rating agencies;

•
announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and

•
changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Furthermore, given recent and ongoing volatile market and economic conditions, the market price of our common stock may continue to be subject to further significant market fluctuations. While the U.S. and other governments continue efforts to restore confidence in financial markets and promote economic growth, continued or further market and economic turmoil may not occur in the near or long term, which would negatively affect our business, financial condition and results of operations, as well as the price and trading volume volatility of our common stock.
Our common stock is equity and is subordinate to our existing and future indebtedness and preferred stock.
Shares of our common stock are equity interests and do not constitute indebtedness. As such, shares of our common stock rank junior to all indebtedness of, and other non-equity claims on, the Company with respect to assets available to satisfy claims. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of the holders of any series of preferred stock we may issue.
Various factors could make a takeover attempt of the Company more difficult to achieve.
Certain provisions of our certificate of incorporation and amended and restated bylaws, in addition to certain banking laws and regulations, could make it more difficult for a third party to acquire us without the consent of our board of directors, even if doing so were perceived to be beneficial to our shareholders. These provisions also make it more difficult to remove our current board of directors or management or to appoint new directors, and also regulate the timing and content of shareholder proposals and nominations, and qualification for service on our board of directors. In addition, we have entered into employment and change in control agreements with certain executive officers that would require payments to be made to them if their employment was terminated following a change in control. These payments may have the effect of increasing the costs of acquiring us. The combination of these provisions could effectively inhibit a non-negotiated merger or other business combination, which could adversely impact the market price of our common stock.

USE OF PROCEEDS
The net proceeds from the sale of our common stock in this offering will be approximately $152.9 million (or approximately $176.0 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discount and commissions and our other estimated offering expenses totaling approximately $680,000. We intend to use the net proceeds for general corporate purposes, including the payment of dividends, share repurchases and to fund potential strategic acquisitions. Other than the acquisition of Commerce, we currently have no definitive agreements or arrangements regarding any future acquisitions.
CAPITALIZATION
The following table shows our capitalization as of March 31, 2017 on (1) an actual basis and (2) an “as adjusted” basis to give effect to the receipt of the net proceeds from this offering as if it had occurred on that date (assuming no exercise of the underwriters’ option to purchase additional shares). The following table does not give effect to the acquisition of Commerce.
You should read this table in conjunction with our consolidated financial statements and the notes thereto included in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
	As of March 31, 2017
	Actual	As Adjusted
	(dollars in thousands)
Shareholders’ Equity
Common stock ($0.01 par value; 50,000,000 shares authorized, 36,732,129 shares issued and 35,728,523 shares outstanding)(1)	$366	$412
Additional paid-in capital	899,831	1,052,685
Unearned compensation	(7,971)	(7,971)
Retained earnings	225,307	225,307
Accumulated other comprehensive income	7,858	7,858
Treasury stock, at cost (1,003,606 shares)	(25,838)	(25,838)
Total shareholders’ equity	$1,099,553	$1,252,453
Capital Ratios
Total capital to risk-weighted assets	11.8%	14.0%
Common equity tier 1 capital to risk weighted assets	9.9	12.1
Tier 1 capital to risk weighted assets	10.1	12.3
Tier 1 capital to average assets	7.9	9.5

(1)
Excludes 1,003,606 shares of our common stock held in treasury; 93,142 shares of our common stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of our common stock granted under our stock plans; and 542,224 shares of our common stock reserved for issuance pursuant to future grants under our stock plans at March 31, 2017.

UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement between us and Sandler O’Neill & Partners, L.P., as the representative of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective numbers of shares of common stock offered hereby shown opposite its name below:
Underwriter	Number of Shares
Sandler O’Neill & Partners, L.P.	3,014,499
Piper Jaffray & Co.	1,623,191
Total	4,637,690

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock offered hereby if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
The underwriters are offering the shares of common stock offered hereby subject to their acceptance of such shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Our shares of common stock are listed on the New York Stock Exchange under the symbol “BHLB.”
We have granted the underwriters an option to buy up to 695,653 additional shares of our common stock, at the public offering price less underwriting discount and commissions. The underwriters may exercise this option, in whole or from time to time in part. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
Commission and Expenses
The underwriters have advised us that they propose to offer the shares of common stock offered hereby to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.828 per share. After the offering, the public offering price and concession to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.
The following table shows the per share and total underwriting discount and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.
	No Exercise	Full Exercise
Per Share	$1.38	$1.38
Total	$6,400,012.20	$7,360,013.34
We have agreed to reimburse the underwriters for certain out of pocket expenses in connection with this offering, including legal expenses, not to exceed $250,000 in total. Such reimbursement is deemed underwriter compensation by the Financial Industry Regulatory Authority.
We estimate expenses payable by us in connection with this offering, other than the underwriting discount and commissions referred to above but including the reimbursement of the underwriters’ expenses, will be approximately $680,000.

Lock-up Agreements
We, our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, each of these persons will not be permitted to, without the prior written approval of the underwriters, subject to limited exceptions:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of common stock or any securities convertible into or exercisable or exchangeable for common stock or file any registration statement under the Securities Act with respect to any of the foregoing; or

•
enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, whether any such swap or transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise.

These restrictions will be in effect for a period of 90 days after the date of the final prospectus supplement relating to this offering. At any time and without public notice, the underwriters will be permitted to, in their sole discretion, release all or some of the securities from these lock-up agreements.
Indemnification and Contribution
We have agreed to indemnify the underwriters and their affiliates and controlling persons against certain liabilities, including under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriters and their affiliates and controlling persons may be required to make in respect of those liabilities.
Price Stabilization, Short Positions and Penalty Bids
To facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including:
•
stabilizing transactions;

•
short sales; and

•
purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than it is required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ purchase option referred to above, or they be “naked short sales,” which are short positions in excess of that amount.
The underwriters may close out any covered short position either by exercising their purchase option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the purchase option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased shares in this offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. The underwriters are not required to engage in these activities and may end any of these activities at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
Electronic Distribution
A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained on any other website maintained by the underwriters is not part of this prospectus supplement, has not been approved and/or endorsed by the underwriters or us, and should not be relied upon by investors.
Affiliations
The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, valuation and brokerage activities. From time to time, the underwriters and/or their affiliates have directly and indirectly engaged, or may engage, in various financial advisory, investment banking and commercial banking services for us and our affiliates, for which they received, or may receive, customary compensation, fees and expense reimbursement. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.
Sandler O’Neill & Partners, L.P. served as financial advisor to Commerce in connection with the merger of Commerce Bank with and into Berkshire Bank and received customary fees for services rendered relating thereto.

TRANSFER AGENT
The transfer agent and registrar for Berkshire Hill Bancorp’s common stock is Broadridge Financial Solutions, Inc., Brentwood, New Jersey.
VALIDITY OF SECURITIES
The validity of the common stock offered by this prospectus supplement will be passed upon for us by Luse Gorman, PC, Washington, D.C. Certain legal matters relating to this offering will be passed on for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
INCORPORATION BY REFERENCE
The SEC’s rules allow us to incorporate by reference certain information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document with the SEC. Any reports we file with the SEC after the date of this prospectus supplement, but before the date that the offering of the securities by means of this prospectus supplement is terminated, will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.
We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules):
•
Our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 1, 2017, as amended;

•
The information incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016 from our definitive proxy statement on Schedule 14A filed with the SEC on April 7, 2017;

•
Our Quarterly Report on Form 10-Q for the period ended March 31, 2017 filed with the SEC on May 10, 2017;

•
Our Current Reports on Form 8-K (in each case other than those portions under Item 2.02 or 7.01 of Form 8-K that are furnished rather than filed) filed on January 31, 2017, February 21, 2017, April 25, 2017 and May 22, 2017;

•
All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K unless indicated otherwise in any such Form 8-K), as well as proxy statements; and

•
The description of our common stock contained in our Form 8-A filed on November 13, 2012.

We will provide to each person who so requests, including any beneficial owner to whom this prospectus supplement and the accompanying prospectus are delivered, a copy of these documents from us, at no cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” on page 1 of the accompanying prospectus.

We are responsible for the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants or Other Rights
Purchase Contracts
Units

Berkshire Hills Bancorp, Inc. and/or one or more selling security holders to be identified in the future may offer to sell, from time to time, shares of our common stock or preferred stock, either separately or represented by depositary shares, rights or warrants exercisable for our common stock, preferred stock or depositary shares representing preferred stock, stock purchase contracts, debt securities and units (together, the “Securities”). Such Securities may be offered separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more prospectus supplements. The preferred stock and warrants may be convertible into or exercisable for common or preferred stock.
This prospectus provides you with a general description of the Securities that may be offered. Each time Securities are sold, we will provide one or more supplements to this prospectus that will contain additional information about the specific offering and the terms of the Securities being offered. The supplements may also add to, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our Securities.
The Securities may be offered and sold in any combination or amounts, at prices and on terms that we will determine at the time of any particular offering, to or through one or more agents, dealers or underwriters, or directly to purchasers, including through subscription rights offerings, on a continuous or delayed basis.
Our common stock is traded on the New York Stock Exchange under the symbol “BHLB.”
You should read this prospectus and any supplements carefully before you invest. Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors,” on page 4 of this prospectus, in any prospectus supplement and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents. We are not making an offer to sell these Securities in any jurisdiction where the offer or sale is not permitted.
Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the accompanying prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense. The securities are not savings or deposit accounts and are not insured by the FDIC or any other governmental agency.

The date of this prospectus is October 15, 2015

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf process, we may, from time to time, sell any of the Securities described in this prospectus in one or more offerings. Additionally, under the shelf process, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by us. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus.
We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act, with respect to the Securities. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.
You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” below. Information incorporated by reference after the date of this prospectus may add to, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Berkshire Hills Bancorp,” the “Company,” “we,” “us,” “our” or similar references mean Berkshire Hills Bancorp, Inc. and references to the “Bank” mean Berkshire Bank.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement under the Securities Act of 1933, the “Securities Act,” that registers, among other securities, the offer and sale of the securities that we may offer under this prospectus. The registration statement, including the attached exhibits and schedules included or incorporated by reference in the registration statement, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, the “Exchange Act.”
You may read and copy this information at the following locations of the SEC:
Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549
You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
The SEC also maintains a website that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.
This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.
SEC Filings	Period or Filing Date (as applicable)
Annual Report on Form 10-K	Year ended December 31, 2014
Quarterly Report on Form 10-Q	Quarter ended March 31, 2015
Quarterly Report on Form 10-Q	Quarter ended June 30, 2015
Current Reports on Form 8-K and Form 8-K/A (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K)	Our Current Reports on Form 8-K/A filed with the SEC on January 23, 2015 and on Form 8-K filed with the SEC on January 27, 2015, January 28, 2015, February 12, 2015, February 13, 2015, March 20, 2015, April 1, 2015, April 14, 2015, April 20, 2015, April 28, 2015, April 28, 2015, May 7, 2015, May 12, 2015, May 22, 2015, July 23, 2015, August 7, 2015, August 11, 2015, August 27, 2015, September 24, 2015 and October 2, 2015 (other than, in each case, information furnished under Items 2.02 or 7.01 of Form 8-K)
The description of Berkshire Hills Bancorp common stock and preferred stock set forth in the registration statement on Form 8-A (No. 1-15781) and any amendment or report filed with the SEC for the purpose of updating this description	November 13, 2012
In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities until the completion of the distribution of the debt securities, preferred stock and common stock covered by this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.
The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.
You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201
Attention: Investor Relations Department
(413) 236-3149
In addition, we maintain a corporate website, ir.berkshirebank.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities

Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this Registration Statement.
We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the other documents we incorporate by reference in this prospectus, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. The Company’s ability to predict results or the actual effects of its plans or strategies is inherently uncertain. Although we believe that our plans, intentions and expectations, as reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or realized. Our ability to predict results or the actual effects of our plans and strategies is inherently uncertain. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under Item 1A — “Risk Factors” in our most recent annual report on Form 10-K and in other reports filed with the Securities and Exchange Commission. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: general economic conditions, either nationally or locally in some or all of the areas in which we conduct our business; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income or future cash flows; changes in deposit flows, and in demand for deposit, loan, and investment products and other financial services in our local markets; changes in real estate values, which could impact the quality of the assets securing our loans; changes in the quality or composition of the loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames; our timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; the outcome of pending or threatened litigation or of other matters before regulatory agencies, whether currently existing or commencing in the future; changes in accounting principles, policies, practices, or guidelines; changes in legislation and regulation; operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System (the “Federal Reserve”); war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting the Company’s operations, pricing, and services. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.
You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements except as may be required by law.

PROSPECTUS SUMMARY
This summary highlights selected information about Berkshire Hills Bancorp, Inc. and a general description of the Securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of Berkshire Hills Bancorp, Inc. and the terms of the Securities we will offer, you should read carefully this entire prospectus, including the applicable prospectus supplement for the Securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.
RISK FACTORS
Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, the prospectus supplement or any applicable pricing supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware. Our business, financial condition or results of operations could be materially affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.
BERKSHIRE HILLS BANCORP, INC.
Berkshire Hills Bancorp (the “Company” or “Berkshire”) is headquartered in Pittsfield, Massachusetts. It has approximately $7.5 billion in assets and is the parent of Berkshire Bank — America’s Most Exciting BankSM (the “Bank”). Berkshire Bank, a Massachusetts-chartered trust company, was established in 1846.
In addition to Berkshire Bank, Berkshire Hills Bancorp owns an insurance agency named Berkshire Insurance Group. Berkshire Hills Bancorp is regulated as a financial holding company under the supervision of the Federal Reserve. Berkshire Bank is regulated under the supervision of the FDIC and the Commonwealth of Massachusetts.
Our common stock currently trades on the New York Stock Exchange under the symbol “BHLB.”
Our principal executive offices are located at 24 North Street, Pittsfield, Massachusetts 01201, and our telephone number is (413) 443-5601.
Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 1 of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES
Shown in the table below for the periods indicated are our historical ratio of earnings to fixed charges. There are two versions shown: the ratio including deposit interest costs in fixed charges and the ratio excluding deposit interest costs in fixed charges.
A statement setting forth details of the computation of the above ratios is included as Exhibit 12 to the registration statement.
	Six Months Ended June 30, 2015	Years Ended December 31,
		2014	2013	2012	2011	2010
Ratios of Earnings to Fixed Charges
Including Interest on Deposits in Fixed Charges	2.25	2.48	2.58	2.38	1.56	1.44
Excluding Interest on Deposits in Fixed Charges	4.37	4.94	4.64	5.05	2.94	2.59
For purposes of computing these ratios: the term “earnings” is the amount resulting from adding pre-tax income from continuing operations and fixed charges. The term “fixed charges” means the sum of interest expensed (including amortized premiums, discounts and capitalized expenses related to indebtedness) and an estimate of the interest within rental expense.
USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include repurchasing our outstanding common stock, financing possible acquisitions of branches, other financial institutions, other businesses that are related to banking or diversification into other banking-relating businesses, extending credit to, or funding investments in, our subsidiaries and repaying, reducing or refinancing indebtedness.
The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund our subsidiaries, to finance acquisitions or otherwise.
The prospectus supplement with respect to an offering of any Security may identify different or additional uses for the proceeds of that offering.
THE SECURITIES WE MAY OFFER
The descriptions of the Securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain material terms and provisions of the various types of Securities that we or selling security holders may offer. The particular material terms of the Securities offered by a prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the offered Securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the offered Securities, and the securities exchange, if any, on which the offered Securities will be listed. The descriptions in this prospectus and the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents whose terms are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant Securities. For more information, please review the forms of these documents, which will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.
DESCRIPTION OF DEBT SECURITIES
We may issue senior debt securities or subordinated debt securities. This prospectus describes the general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus, including the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.
You should be aware that special U.S. Federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, as applicable.
DESCRIPTION OF COMMON STOCK
The following summary contains a description of the general terms of the common stock that we may issue. The specific terms of any common stock will be described in the prospectus supplement. Certain provisions of the common stock described below and in any prospectus supplement are not complete. You should refer to our Certificate of Incorporation and filings with the SEC with respect to the offering of such common stock.
General
Berkshire Hills Bancorp, which is incorporated under the General Corporation Law of the State of Delaware, is authorized to issue 50,000,000 shares of its common stock, $0.01 par value, of which 30,982,910 shares were issued and outstanding as of October 15, 2015. Berkshire Hills Bancorp’s board of directors may at any time, without additional approval of the holders of preferred stock or common stock, issue additional authorized shares of common stock. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.
Voting Rights
The holders of common stock are entitled to one vote per share on all matters presented to stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors. However, Berkshire Hills Bancorp’s Certificate of Incorporation provides that a record owner of Berkshire Hills Bancorp’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of Berkshire Hills Bancorp’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.
No Preemptive or Conversion Rights
The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Berkshire Hills Bancorp before such securities are offered to others. The absence of preemptive rights increases Berkshire Hills Bancorp’s flexibility to issue additional shares of common stock in connection with Berkshire Hills Bancorp’s acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.
Dividends
Holders of common stock are entitled to receive dividends ratably when, as and if declared by Berkshire Hills Bancorp’s board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under Delaware law, Berkshire Hills Bancorp may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if our surplus accounts are in a deficit position. Dividends paid by our subsidiary bank have historically been a significant source of funds available to Berkshire Hills Bancorp. Berkshire Hills Bancorp expects to use these sources of funds in the future, as well as proceeds it may obtain from the offering of common stock, preferred stock and/or debt securities for payment of dividends to our stockholders, the repurchase of our common stock and for other needs. Berkshire Hills Bancorp’s board of directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including Berkshire Hills Bancorp’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Berkshire Hills Bancorp’s board of directors deems relevant.
Berkshire Hills Bancorp’s principal assets and sources of income consist of investments in our operating subsidiaries, which are separate and distinct legal entities.
Certain Certificate of Incorporation and Bylaw Provisions Affecting Stock
Berkshire Hills Bancorp’s Certificate of Incorporation and Bylaws contain several provisions that may make Berkshire Hills Bancorp a less attractive target for an acquisition of control by anyone who does not have the support of Berkshire Hills Bancorp’s board of directors. Such provisions include, among other things, the requirement of a supermajority vote of stockholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered board of directors, a vote limitation provision and the limitation that stockholder actions may only be taken at a meeting and may not be taken by unanimous written stockholder consent. The foregoing is qualified in its entirely by reference to Berkshire Hills Bancorp’s Certificate of Incorporation and Bylaws, both of which are on file with the SEC.
Restrictions on Ownership
Under the federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve if any person (including a company), or group acting in concert, seeks to acquire “control” of a bank holding company or bank. An acquisition of  “control” can occur upon the acquisition of 10.0% or more of the voting stock of a bank holding company or savings institution or as otherwise defined by the Federal Reserve. Under the Change in Bank Control Act, the Federal Reserve has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition.

DESCRIPTION OF PREFERRED STOCK
The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the amendment to our Certificate of Incorporation or the Certificate of Designation, with respect to the establishment of a series of preferred stock which will be filed with the SEC in connection with the offering of such series of preferred stock.
General
Berkshire Hills Bancorp is authorized to issue up to 1,000,000 shares of preferred stock, par value $0.01, in one or more series, without stockholder action. The Certificate of Incorporation provides that the board of directors can fix the designation, powers, preferences and rights of each series. Berkshire Hills Bancorp’s board of directors may, at any time without additional approval of the holders of preferred or common stock, authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control. None of our preferred stock is currently outstanding. In a prospectus supplement, we will describe the aggregate number of shares offered relating to a particular series of the preferred stock and the specific terms of the offering.
Rank
Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:
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senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (the junior securities);

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equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (the parity securities); and

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junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Voting Rights
Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our certificate of incorporation.
Dividends
Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described, if any, in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.
Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.
Our ability to pay dividends on our preferred stock will depend on circumstances existing at the time, including Berkshire Hills Bancorp’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Berkshire Hills Bancorp’s board of directors deems relevant.
Redemption
We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option with prior approval of the Federal Reserve. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.
In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.
On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.
Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.
Restrictions on Ownership
Under regulations adopted by the Federal Reserve, if the holders of any series of the preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities.” Under the federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve if any person (including a company), or group acting in concert, seeks to acquire “control” of a bank holding company or bank. An acquisition of  “control” can occur upon the acquisition of 10.0% or more of the voting stock of a bank holding company or savings institution or as otherwise defined by the Federal Reserve. Under the Change in Bank Control Act, the Federal Reserve has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition.
Exchangeability
We may provide that the holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.
DESCRIPTION OF DEPOSITARY SHARES
This section describes the general terms and provisions of the depositary shares offered by this prospectus. The applicable prospectus supplement will describe the specific terms of any issuance of depositary shares. You should read the particular terms of any depositary shares we offer in any prospectus supplement, together with the more detailed form of deposit agreement, including the form of depositary receipt relating to the depositary shares, which will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. The prospectus supplement also will state whether any of the terms summarized below do not apply to the depositary shares being offered.
General
We may offer fractional, rather than full shares of preferred stock. If we exercise this option, we will provide for the issuance by a depositary to the public of depositary receipts evidencing depositary shares, each of which will represent a fractional interest (to be stated in the applicable prospectus supplement relating to a particular series of the preferred stock) in a share of a particular series of the preferred stock.
We will deposit the shares of any series of the preferred stock underlying the depositary shares under a separate deposit agreement between us and a bank or trust company selected by us, known as a depositary, having its principal office in the United States, and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will provide the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. These rights include any dividend, voting, redemption, conversion and liquidation rights.
While the final depositary receipts are being prepared, we may order the depositary, in writing, to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. This will entitle the holders to all the rights relating to the final depositary receipts. Final depositary receipts will be prepared without unreasonable delay, and the holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.
Dividends and Other Distributions
The depositary will distribute all cash dividends or other cash distributions received for the preferred stock (less any taxes required to be withheld) to the record holders of depositary shares representing the preferred stock in proportion to the number of depositary shares that the holders own on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum that the depositary receives for distribution to record holders of depositary shares.
If there is a distribution other than in cash, the depositary will distribute property to the record holders of depositary shares that are entitled to it, unless the depositary determines that it is not feasible to make this distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.
The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to holders of depositary shares.
Conversion and Exchange
Unless the applicable prospectus supplement indicates otherwise, the series of preferred stock underlying the depositary shares will not be convertible or exchangeable into any other class or series of our capital stock.
Redemption of Deposited Preferred Stock
If a series of preferred stock underlying the depositary shares is subject to redemption, we will redeem the depositary shares from the redemption proceeds received by the depositary, in whole or in part, on the series of preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. When we redeem preferred stock held by the depositary, the depositary will redeem as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the redemption will be made in a manner that our board of directors decides is equitable.
From and after the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders of depositary shares will cease, except the right to receive money or property that the holders of the depositary shares were entitled to receive on redemption. The payments will be made when holders surrender their depositary receipts to the depositary.
Voting of Deposited Preferred Stock
Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary on how the preferred stock underlying the holder’s depositary shares should be voted. The depositary will try, if practicable, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received, and we will take all action that the depositary may consider necessary to enable the depositary to do so. The depositary will not vote any preferred stock if it does not receive specific instructions from the holders of depositary shares relating to the preferred stock.
DESCRIPTION OF WARRANTS OR OTHER RIGHTS
We may issue warrants or other rights for the purchase of common stock, preferred stock and debt securities. Warrants or other rights may be issued separately or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock or debt securities. Each series of warrants or other rights will be issued under a separate warrant agreement to be entered into between us and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants or other rights. In a prospectus supplement, we will inform you of the exercise price and other specific terms of any such warrants or other rights, including whether our or your obligations, if any, under any warrants or other rights may be satisfied by delivering or purchasing the underlying securities or their cash value.
DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.
The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:
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whether the purchase contracts obligate the holder to purchase or sell, or both, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

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whether the purchase contracts are to be prepaid or not;

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whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

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any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

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United States federal income tax considerations relevant to the purchase contracts; and

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whether the purchase contracts will be issued in fully registered global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.
DESCRIPTION OF UNITS
We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
The applicable prospectus supplement may describe:
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the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

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any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

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the terms of the unit agreement governing the units;

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United States federal income tax considerations relevant to the units; and

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whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the form of unit agreement which will be filed with the SEC in connection with the offering of such units, and, if applicable, collateral arrangements and depositary arrangements relating to such units.
LEGAL OPINION
The validity of the securities that may be offered will be passed upon for us by Luse Gorman, PC, Washington, D.C.
EXPERTS
The financial statements of Berkshire Hills Bancorp and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

4,637,690 Shares
Common Stock

Prospectus Supplement

Sole Active Book-Running Manager	Passive Book-Running Manager
Sandler O’Neill + Partners, L.P.	Piper Jaffray
May 22, 2017